STATE OF CALIFORNIA
                            DEPARTMENT OF INSURANCE
                                  HARRY W. LOW
                             INSURANCE COMMISSIONER

                          300 CAPITOL MALL, SUITE 1700
                              SACRAMENTO, CA 95814
                                 (916) 492-3500



July 2, 2002



Ms. Mary-Lou Misrahy
President
Fremont Compensation Insurance Group, Inc.
500 North Brand Boulevard
Glendale, California 91203-3392

Mr. Alan W. Faigin
Secretary and General Counsel
Fremont General Corporation
2020 Santa Monica Boulevard, Suite 600
Santa Monica, California 90404


Re: Letter Agreement of Run-Off and Regulatory Oversight of the Fremont Compensation Insurance Group, Inc. Workers' Compensation Insurance Companies


Dear Ms. Misrahy and Mr. Faigin:

On November 27, 2000, the California Department of Insurance (the "Department"), Fremont Compensation Insurance Group, Inc. ("FCIG") and Fremont General Corporation ("FGC") entered into a Letter Agreement of Regulatory Oversight (the "November 27, 2000 Letter"). Fremont Indemnity Company ("FIC"),, FCIG's insurance company subsidiary (FCIG and FIC, collectively "Fremont"), have been operating under that Agreement through the present date. Since that time, Fremont has been unable to improve its operating trends in a manner that it believes is necessary for it to continue writing workers' compensation insurance. The Department, however, has also determined that Fremont has significant invested assets, including approximately $1 billion of invested assets, and the capability to pay both claims and operating expenses as those obligations become due. In light of those positive factors and Fremont's desire to terminate writing new business and self-administer the run-off of its business currently in force, the Department, FGC and Fremont agree as follows:

1. The Department's appointment of the Special Deputy Examiner pursuant to the November 27, 2000 Letter to provide supervision and regulatory oversight on behalf of the California Insurance Commissioner (the "Commissioner") to Fremont will remain in effect. The Special Deputy Examiner, in consultation with the Commissioner and his staff, may retain other staff provided by California Insurance Code Section 733(g) to assist in that supervision and oversight. Costs for retention of the Special Deputy Examiner and any other staff shall be borne by Fremont. The Department shall use its best efforts to minimize such costs.

2. Fremont shall not write, assume, or issue any new insurance policies on or after June 30, 2002, unless and until it is given express written approval to do so by the Department.

Ms. Misrahy
Mr. Faigin
July 1, 2002
Page 2


3. Fremont shall self-administer the run-off of its policies currently in force by paying claims and operating expenses in the ordinary course of the business run-off through the liquidation and realization of invested assets by Fremont as such obligations come due and in accordance with the applicable law, unless otherwise provided for herein or otherwise approved by the Department.

4. Fremont shall not make any dividend payment or any other payment or distribution to or engage in any transaction, or enter into any agreement directly or indirectly with its parent company, or any affiliated company, without prior written approval of the Department, except for payments and transactions pursuant to the Services and Investment Management Agreement between FGC and Fremont, effective February 1, 1999. However, the Services and Investment Management Agreement fees shall not include FGC expenses which would not be customary of a runoff operation such as, but not limited to, bonuses, stock options, stock awards, or expenses related to sales, marketing or entertainment.

5. Fremont shall not make any withdrawal of monies from its bank accounts, disbursement or payment outside the ordinary course of the business run-off without the prior written approval of the Department.

6. Fremont shall not incur any debt, obligation or liability for borrowed money not related directly to the ordinary course of business run-off without the prior written approval of the Department.

7. Fremont shall file regular quarterly statements no later than 45 days following the quarter being reported thereon.

8. Effective December 31, 2001, the Department granted Fremont permitted accounting practices to discount its loss and loss adjustment expense reserves for all accident years and to hold assets in excess of the single issuer investment limitations of the California Insurance Code (the "Code"). The discount rate allowed was 5.5% and it was applied to the loss and loss adjustment expense reserves identified as the "mid-point" reserves in the most recently available actuarial analysis report prepared by an agreed upon actuary, and based on the payout pattern contemplated by such report ("Required Reserves").

     The permitted accounting practices granted to Fremont by the Department are an integral part of Fremont's comprehensive business run-off plan and this Agreement. Since such run-off is anticipated to take course over several years, it is anticipated that prior to the end of each year, Fremont will request and the Department will consider the appropriateness of (a) loss and loss adjustment expense reserves discounting, (b) the discount rate in light of the actual yield on supporting assets and actual development of incurred losses and loss adjustment expenses, and (c) permitting Fremont to continue to maintain assets in excess of the Code's single issuer investment limitations.

9. Fremont shall not enter into any new material reinsurance agreement nor amend in any material respect any existing material reinsurance agreement without the prior written approval of the Department.

Ms. Misrahy
Mr. Faigin
July 1, 2002
Page 3


10. Fremont shall not add any individual who is not currently a senior executive officer of Fremont, or one of its affiliates, to the board of directors of Fremont without the prior written approval of the Department.

11. Fremont shall not change the terms of any written plans for remuneration, consulting, deferred compensation or bonus plans for directors and officers of Fremont without the prior written approval of the Department.

12. Fremont shall not enter into any new agreement nor revise any existing agreement for any form of current or future remuneration or other compensation, including severance agreements (other than severance agreements documenting terminations under existing plans, policies and agreements) for services rendered to Fremont by officers of Fremont, without the prior written approval of the Department.

13. Other than security interests granted in connection with repurchase agreements acquired in the ordinary course of business, Fremont shall not pledge or assign any of its assets to secure indebtedness for borrowed money without the prior written approval by the Department.

14. Fremont shall provide to the Department any additional reports that the Department reasonably determines are necessary to ascertain the financial condition of Fremont.

15. Fremont shall not pay any fees related to the non-consummation of any material agreement without the prior written approval of the Department.

16. Fremont shall obtain a resolution from the Board of Directors of each of its insurance companies which consents to the terms of this agreement, and requests Mary-Lou Misrahy, President of Fremont to execute this Agreement on its/their behalf.

17. It is understood that the actuary report and analysis normally used for completion of California Special Schedule P in determination of the workers' compensation trust deposit requirement, may not be available to establish release of deposits necessary to pay claims and operating expenses. The Department shall make reasonable good faith efforts to cooperate in the timely release of Fremont's workers' compensation trust deposits as necessary to insure the timely payment of claims and operating expenses in the ordinary course of the business run-off while optimizing return on investment for protection of policyholders.

18. This Agreement will be superseded, in its entirety, except for Paragraphs 19 and 21 herein, if prior to March 1, 2004, the Department obtains an Order of Conservation from a California Superior Court. However, contributions received pursuant to Paragraph 20 are not refundable under any circumstance. On and after March 1, 2004, this Agreement shall remain in full force and effect until a) the Department provides written notice to Fremont that it is released from its obligations required herein

Ms. Misrahy
Mr. Faigin
July 1, 2002
Page 4



     or b) it is superseded by Order of a California Superior Court except for Paragraphs 19 and 20, which shall remain in full force and effect. Furthermore, the Department agrees to consider the surplus benefit derived from any permitted accounting practice and future contributions set forth in Paragraphs 8 and 20, respectively, prior to taking any action to place Fremont in conservatorship, liquidation or receivership.

19. In consideration of FGC agreeing to make the contributions to FIC described in Paragraph 20 hereof, FIC hereby transfers to FGC, with the Department's express consent, any and all right, title and interest in and to the right to benefit from the net operating loss of or attributable to FIC (the "NOL"). The Department acknowledges that the NOL is critical to and the property of FGC and maintenance of such asset is dependent on the continued consolidation of FIC with FGC for federal income tax purposes. The Department shall cooperate with FGC in the preparation of consolidated income tax returns and shall not request from the Internal Revenue Service termination of status of FIC as a member of the FGC consolidated group. If FIC is placed into conservatorship or receivership, neither the Department nor any of its agents or representatives shall sell any or all of FIC stock, issue FIC stock, claim tax exempt or nonprofit status for FIC or transfer substantially all of the assets of FIC to another corporation. If FIC is placed in liquidation, the Department shall consult with FGC and its advisors and shall take such reasonable actions as requested by FGC necessary to preserve the benefit of the NOL for FGC, consistent with the Department's obligations to FIC's policyholders and creditors.

20. FGC shall contribute $13.25 million cash to Fremont during each of the calendar years 2002 - 2004. Except for the year 2002, the contributions shall be made in equal quarterly installments of $3,312,500 on the 1st business day of February, May, August and November of each year. The contribution requirement for the year 2002 includes the $6 million that FGC previously contributed for this year. The remaining $7.25 million contribution for the year 2002 shall be made in installments as follows:
     (1) $625,000 on the effective date of this agreement; (2) $3,312,500 on August 1, 2002; and (3) $3,312,500 on November 1, 2002.

     The Department shall evaluate Fremont's statutory surplus as of December 31, 2004, using the Required Reserves as of that date. If the Required Reserves plus the statutory surplus are adequate to pay existing and future claims then FGC shall not be required to make future contributions unless and until the Required Reserves plus statutory surplus are determined to be inadequate to pay existing claims.

     If at December 31 for each year from 2005 and going forward, the Required Reserves plus statutory surplus becomes or remains inadequate to pay existing and future claims, FGC shall contribute cash equal to the deficiency, up to $13.25 million in any one year, to Fremont during each of the calendar years 2005 and going forward. The contributions shall be made in equal quarterly installments on the 1st business day of February, May, August and November in each of these years. Any deficiency not paid in any of these years shall be a deferred contingent liability to be paid in any future year if the

Ms. Misrahy
Mr. Faigin
July 1, 2002
Page 5


     Required Reserves plus statutory surplus becomes or remains inadequate to pay existing and future claims. However, the amount of contribution for any one year, including deferred contingent liabilities from previous years, shall be limited to no more than $13.25 million.

     This agreement provides for a total of all contributions of FGC of up to $92.75 million. However, nothing in this agreement shall preclude FGC from making contributions in excess of this amount.

     The contributions required in this Paragraph are not refundable under any circumstances, and the obligation to make the contributions shall remain in effect, notwithstanding any regulatory, conservation or liquidation proceeding which may be taken on or after March 1, 2004; provided however, such obligation shall not survive any regulatory, conservation or liquidation proceeding taken prior to that date.

21. All intercompany balances between Fremont and FGC as of the effective date of this agreement shall be considered settled, which includes all management fees paid or incurred as well as any intercompany tax balances arising out of the Tax Sharing Agreement between Fremont and FGC. The Department agrees and acknowledges that all intercompany tax balances between Fremont and FGC have been paid and settled and that no additional tax payments for tax years 2001 and prior are due from FGC. Further, the Department agrees and acknowledges that the utilization in the FGC consolidated income tax returns of any tax net operating losses generated prior to January 1, 2002 by Fremont or Comstock Insurance Company, shall not give rise to a liability for any additional tax settlement payments to FCIG and its associated companies. FGC agrees that no additional taxes will be owed by Fremont in the event that any pending or future IRS tax audit results in additional taxes owed.

22. All documents and copies thereof obtained by or disclosed to the Department pursuant to this Agreement shall be kept strictly confidential by the Department, except that the Department may share such information and documents with other state regulatory authorities pursuant to a confidentiality agreement. This provision does not apply to documents already deemed public by law or regulation, e.g., quarterly financial statements nor does this provision serve to limit the Commissioner's authority or discretion provided pursuant to CIC section 735.5.

23. Fremont shall not enter into any sales, purchases, exchanges, loans, extensions of credit or investments not in the ordinary course of its runoff business if the transactions exceed one percent (1%) Fremont's admitted assets without the Department's prior written consent.

24. As of the date this Agreement is executed by all parties to it, this Agreement supersedes and terminates the November 27, 2000 Letter in all respects.

Ms. Misrahy
Mr. Faigin
July 1, 2002
Page 6


Any questions related to and all filings required by this Agreement should be directed to Norris W. Clark, Deputy Commissioner, Financial Surveillance, Department of Insurance, State of California, 300 South Spring Street, 13th Floor, Los Angeles, CA 90013. Telephone 213-346-6401.

Very truly yours,

/S/  HARRY W. LOW
----------------------
Harry W. Low
Insurance Commissioner

Date:  July 2, 2002
----------------------

Ms. Misrahy
Mr. Faigin
June 27, 2002
Page 7


FREMONT GENERAL CORPORATION:

/s/    ALAN W. FAIGIN                            Date:   June 28, 2002
------------------------------------             ---------------------
Name:  Alan W. Faigin
Title: Secretary & General Counsel



FREMONT COMPENSATION INSURANCE GROUP, INC.:

/s/    MARY LOU A. MISRAHY                       Date:   June 28, 2002
------------------------------------             ---------------------
Name:  Mary-Lou A. Misrahy
Title: President & CEO



FREMONT INDEMNITY COMPANY:

/s/    MARY LOU A. MISRAHY                       Date:   June 28, 2002
------------------------------------             ---------------------
Name:  Mary-Lou A. Misrahy
Title: President & CEO